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                                                                   Exhibit 10.13


                                OFFICER AGREEMENT

         THIS AGREEMENT is executed this 2nd day of June 1999, by and between USinternetworking, Inc., a Delaware corporation ("USi" or "the Company"), and Stephen E. McManus ("OFFICER"). The commencement date shall be April 1, 1998 (the "Effective Date").

                                   WITNESSETH:

         WHEREAS, USi is a development stage Delaware corporation engaged in the development of computing and communication services for commercial customers, and

         WHEREAS, USi desires to employ OFFICER and OFFICER desires to be employed by USi in such capacity and under such terms and conditions as hereinafter set forth;

         NOW, THEREFORE, in consideration of the mutual covenants and promises made by the parties and intending to be legally bound, the parties agree as follows:

1.  TERM.

         USi agrees to employ OFFICER, and OFFICER hereby accepts such employment, on the terms and conditions set forth herein, for a period of three years effective as of the Effective Date subject to the termination provisions herewithin.

2.  EMPLOYMENT AND DUTIES.

    (a) OFFICER shall have the tide of President and shall have such duties that are commensurate and consistent with those with similar positions in the Internetworking industry, subject to the authority and direction of the Chief Executive Officer and USi's Board of Directors.

    (b) OFFICER shall devote all skills solely and exclusively to the business interests and affairs of USi. OFFICER shall not be a partner, officer, director, stockholder, advisor, investor, creditor, or officer of any business competitive USi's business without the written consent of USi, which consent may be withheld in USi's sole discretion, provided, however, that nothing contained herein shall be deemed to prevent OFFICER from investing his personal funds in the capital stock or other securities of any corporation whose stock or securities are publicly owned or are regularly traded on any public exchange, provided he does not own more than 2 percent (2%) thereof.

    (c) OFFICER acknowledges and agrees that OFFICER owes a fiduciary duty of loyalty, fidelity, and allegiance to act at all times in the best interests of USi and to do no act which would knowingly injure the business, interests, or reputation of USi or, to the best of his knowledge, any of its subsidiaries, affiliates or owners. In keeping with these duties, OFFICER shall make full disclosure to USi of all business opportunities pertaining to USi's business and shall not appropriate for OFFICER's own benefit any such business opportunities.

    (d) OFFICER shall at all times comply with (i) all material applicable laws, rules and regulations related to OFFICER's responsibilities assumed hereunder and known to OFFICER, and (ii) all material written corporate and business policies and procedures of USi whether generally applicable to all of USi's officers or made specifically applicable to OFFICER as advised in advance by USi to OFFICER in writing but only to the extent such policies and procedures are not inconsistent with the other provisions of this Agreement.


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    (e) OFFICER shall not, without the prior written approval of USi, which approval may be withheld in USi's sole discretion, receive compensation or obtain any direct or indirect financial benefit for services rendered to any Person other than USi after the Effective Date. As used herein, the term "Person" shall include all natural persons, corporations, business trusts, associations, companies, partnerships, joint ventures and other entities and governments and agencies and political subdivisions.

    (f) OFFICER agrees to relocate his family to the Annapolis area at the Company's expense on or before the end of the school year at OFFICER's current residence.

    (g) OFFICER shall hold one seat on the Board of Directors of the Company beginning at the Effective Date. In the event that the Chief Executive Officer of the Company and the holders of a majority of the Series A Preferred Stock agree that a certain individual of national prominence and reputation would enhance the stature of the Board of Directors, and if there is no remaining vacancy on the Board of Directors, OFFICER will agree to resign his seat so that such individual may be nominated and elected to the Board.

3.  COMPENSATION.

    (a) As compensation for OFFICER's seances, USi hereby agrees to pay OFFICER, and OFFICER agrees to accept a base salary, equal to $175,000 per year plus consideration for a bonus of $75,000 or greater based on the accomplishments of USi for the period ending December 31, 1998. The bonus payment, if any, shall be paid in April 1999 after the review of USi's accomplishments by the compensation Committee of the Board of Directors and will be reviewed annually by USi's Compensation Committee for adjustment.

    (b) As per compensation and in consideration of Section 2, USi hereby grants to OFFICER 5,000,000 shares of USi common stock ("Stock Grant"). OFFICER acknowledges that the Company contemplates the sales of additional equity securities in the future that may dilute the ownership interest represented as of the Effective Date by the Stock Grant.

    (c) Future compensation enhancement, changes, or modifications may be made by the Compensation Committee formed as a result of the first equity financing contemplated for the second quarter of 1998.

4.  BENEFITS.

    (a) OFFICER shall be entitled to medical, dental and life insurance and other such benefits provided by the USi, pursuant to its general policies as set forth in the OFFICER Policy Handbook. Said benefits may be changed from time-to-time in USi's sole business discretion, but only to the ex-tent that USi changes its general employment policies with respect to such benefits.

    (b) OFFICER shall be entitled to fifteen (15) paid vacation days per year. Unless USi consents in writing, OFFICER's vacation time shall not be carried over from one contract year to another and OFFICER shall not be compensated for any unused vacation time.

    (c) USi shall provide, at no cost to OFFICER, an additional life insurance policy on OFFICER's life with the beneficiary specified by OFFICER and the face amount of which shall be equal to twice the OFFICER's annual base salary as provided by this Agreement, less any group insurance provided pursuant to
Section 4(a) above.


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5.  TERMINATION.

    (a) USi shall have the right to terminate this agreement for cause in the event OFFICER (i) is in violation of any provision of this Agreement; (ii) engages in any illegal or immoral practices or activities which can reasonably be expected to be materially detrimental to the reputation of USi; (ii) manifests dishonesty, disloyalty, fraud, willful misconduct or material dereliction in the discharge of his duties hereunder, or (iv) uses, possesses, sells, trades in, or delivers any illegal drug or controlled substance, during working hours or otherwise. In the event of a violation of any provision of this Agreement the Board of Directors will advise OFFICER in and allow a 60-day cure period for OFFICER to remedy the violation prior to termination.

    (b) Termination without cause shall cause a payment to OFFICER of the then base salary and prorated bonus times the remaining number of months in this Agreement. If terminated without cause, OFFICER may keep Stock Grant subject to the terms of the Shareholders' Agreement.

    (c) This Agreement shall terminate effective immediately upon the date of OFFICER's death.

    (d) In the event OFFICER fails to perform the responsibilities stated hereunder due to disability, USi shall have the right to the OFFICER's employment upon written notice to OFFICER. Nonperformance is defined as failure to perform the duties hereunder for a cumulative total of sixty percent (600%) or more of the normal working days during any two (2) consecutive months, or failure to perform duties for ninety (90) or more consecutive days. Nothing herein shall be construed to violate any Federal or State law including the Family and Medical Leave Act of 1993, 29 U.S.C.S. Section 2601 et seq., and the Americans with Disabilities Act of 1990, 42 U.S.C.S. Section 12101 et seq.

    (e) Upon any termination under Paragraph 5 (c) or (d) above during the term of this Agreement, OFFICER (or his estate) shall thereupon surrender the Shares to USi in exchange for a payment from USi equal to the fair market value of the Shares, as determined by the Compensation Committee of USi's Board of Directors, as of the date of OFFICER's death, or the onset of his disability. To the extent that USi desires to obtain a policy of Insurance to cover the risk of OFFICER's death or disability, OFFICER will cooperate in obtaining such policy.

    (f) In the event the OFFICER is terminated by the Board of Directors for cause, and said termination is deemed to be valid by the appointed arbitrator pursuant to Section 11, USi shall have the option to buy back the Stock Grant for One Hundred Dollars ($100.00) and all salary and benefits shall cease as of the date of termination.

    (g) In the event OFFICER elects to terminate this Agreement, all base salary and benefits will cease as of the termination date. If the OFFICER elects to terminate this Agreement before May 30, 2000, USi shall have the option to buy back the Stock Grant for One Hundred Dollars ($100.00). If the OFFICER elects to terminate this Agreement after May 30, 2000, USi shall have the option to buy back the Stock Grant at the fair market value of the Shares as of the date of termination, as determined by the Compensation Committee of USi's Board of Directors.

    (h) No termination of OFFICER's employment hereunder shall affect his obligations under Sections 7, 8, 9 and 12 of this Agreement.


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6.  CHANGE OF CONTROL.

        If a Change of Control occurs either (i) after June 4, 1998; or (ii) after the closing of the proposed equity financing pursuant to the Stock Purchase Agreement, dated as of May 13, 1998, by and among USi and the Purchasers listed on Schedule I attached thereto, USi's right to buy back the Stock Grant shall automatically expire if not previously exercised and the Shares of Stock shall be afforded the same rights and consideration as the other shares of common stock of USi, including the right to receive any merger or similar type of consideration. A "Change of Control" means an assignment or transfer, in a single transaction or a series of related transactions, of substantially all of the assets of USi or capital stock in USi representing a majority of the voting control of USi to an entity or entities not in control of the capital stock as of June 4, 1998.

7.  PUBLIC STATE.

        OFFICER agrees not to directly or indirectly publish, circulate, utter or disseminate any statements, comments, or material whatsoever, such reflects unfavorably an USi or harms, damages or impairs the business or operations of USi unless required by law or by a valid order of a Court of competent jurisdiction. This provision shall survive the termination of this Agreement.

8.  CONFIDENTIAL DOCUMENTS AND RECORDS.

    (a) During the course of his employment OFFICER will have access to confidential information including, but not limited to confidential financial information, proprietary information of USi or its clients or customers, technical information and other confidential information about USi's business that is not known by actual or potential competitors of USi regardless of whether such information qualifies as a "trade secret" under applicable law ("Confidential Information"). OFFICER shall not at any time use or divulge to others any Confidential Information obtained as a result of his employment with USi.

    (b) OFFICER agrees either upon his termination or upon an earlier request of USi, to return or deliver to USi all forms of such Confidential Information in his possession or control including but not to drawings, specifications, documents, records, devices, models or any other material and copies or reproductions thereof. OFFICER acknowledges that monetary damages would not be adequate to compensate USi if OFFICER violates this confidentiality agreement. Accordingly, OFFICER agrees that USi should be entitled to injunctive relief to prevent the continued violation of this provision.

    (c) All memoranda, notices, files, records and other documents made or compiled by OFFICER during the period of his employment in the ordinary course of business, or made available to him concerning the business of USi, shall be USi's property and shall be delivered to USi at its request therefor or automatically on the termination of this Agreement.

    (d) OFFICER agrees promptly to disclose to USi, and assign to USi or its designee, his entire right, title, and interest in and to all designs, trademarks, discoveries, formulae, processes, manufacturing techniques, trade secrets, inventions, improvements, ideas or copyrightable works, including all rights to obtain, register, perfect and enforce these proprietary interests. ("Inventions") which he may solely or jointly develop or reduce to practice during the period of his employment with USi (a) which pertain to any line of business activity of USi, (b) which are aided by the use of time, material or facilities of USi, whether or not during working hours, or (c) which relate to any of his work during the period of his employment with USi, whether or not during normal working hours.


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    (e) OFFICER agrees to perform, during and after his employment, all acts deemed necessary or desirable by USi to permit and assist it, in obtaining and enforcing the full benefits, enjoyment, rights and title throughout the world in the Inventions hereby assigned to USi as set forth above. Such acts may include, but are not limited to execution of documents and assistance or cooperation in legal proceedings. This provision shall survive the termination of the Agreement.

9.  COVENANT NOT TO COMPETE

    (a) Although this Agreement gives both parties flexibility over the terms of OFFICER's employment, USi's willingness to hire OFFICER is based in material part on the understanding between the parties that OFFICER will not utilize the skills or knowledge that he develops as part of his job to the competitive disadvantage of USi. Accordingly, OFFICER agrees to the following promises not to compete, as set forth below, with USi during or after the termination of this Agreement. Although these restrictions may prohibit or limit OFFICER's right or ability to work in the Internet industry. OFFICER agrees that these restrictions are reasonable and acceptable to him.

    (b) OFFICER promises that for a period of one (1) year after the termination of this Agreement for any reason set forth in Section 5 of this Agreement, OFFICER will not compete or perform services involving or related to USi's primary product fine.

    (c) OFFICER further promises that for a period of one (1) year after the termination of this Agreement for any reason set forth in Section 5 of this Agreement, OFFICER will not (i) solicit the services of any employee or independent contractor of USi; (ii) induce or encourage any of USi's employees to leave its employ, and (iii) have any commercial contact with, nor solicit clients of USi.

    (d) OFFICER acknowledges that if he violates this covenant not to compete, USi is entitled to obtain a temporary restraining order or an injunction (in addition to all other available remedies and without the requirement of a bond) from a court enjoining OFFICER from violating this Agreement in order to prevent immediate and irreparable harm to USi.

    (e) OFFICER agrees that if any part of this covenant not to compete is held to be unenforceable for any reason, this covenant shall be interpreted in a manner that will render it enforceable.

10. FREEDOM TO CONTRACT.

        The OFFICER represents and warrants that he has the right to negotiate and enter into this Agreement and that this Agreement does not breach, interfere with or conflict with any other contractual agreement, covenant not to compete, option, right of first refusal, or other existing business relationship. OFFICER acknowledges that this representation is a material inducement to USi entering into this Agreement and in the event OFFICER breaches this warranty, OFFICER agrees to indemnify and hold harmless USi from any and all claims, actions, losses, damages (including but not limited to, reasonable attorney's fees and costs), and USi shall have the right to terminate OFFICER for cause.

11. ARBITRATION.

        Except for breaches or threatened breaches of the provisions of this Agreement relating to equitable relief, any controversy or claim arising out of or in any way between the OFFICER and USi, shall be submitted to arbitration. Said arbitration shall be conducted pursuant to the provisions of the Federal Arbitration Act, 9 U.S.C. Section et. seq. in an expeditious manner. The parties agree that a final


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arbitration hearing shall be conducted on the first available date of the arbitrator after the parties have completed discovery. in the event of any litigation or arbitration proceeding, the same shall occur solely m Annapolis Maryland. in the event of litigation or arbitration arising out of this Agreement or the employment relationship or any other claim between USi and OFFICER, the prevailing party shall be entitled to recover any and all reasonable attorney's fees and costs incurred both on the trial and appellate level as well as the arbitration level and/or any appeal of the arbitration.

12. CONFIDENTIALITY.

        OFFICER hereby agrees to keep confidential and not publish or publicly disclose in any manner the terms or provisions of this Agreement including, without limitation, those relating to compensation, during the employment term hereunder or at any time thereafter, except that OFFICER may disclose this Agreement to his legal counsel or as required by a court or go agency of competent jurisdiction.

13. GOVERNING LAW, VENUE AND WAIVER OF JURY TRIAL.

        Agreement including any disputes hereunder, and the interpretation, validity and/or enforcement of any provision thereof shall be governed by the laws of the State of Maryland. Any action brought involving the arbitration and/or enforcement of any of the covenants of this Agreement shall be brought only in a court of competent jurisdiction in Anne Arundel county and the parties agree to waive any claim relating to forum non conveniens. The parties further agree and hereby waive and release any right to a trial by jury in any action arising out of the interpretation, enforcement or breach of this Agreement or any arbitration provision.

14. ENTIRE AGREEMENT.

        This Agreement contains the entire understanding between the parties and supersedes and replaces any and all previous agreements and/or oral negotiations. The parties stipulate and agree that neither of them has made any representations concerning the execution and delivery of this Agreement except such representations as specifically set forth herein and that all the terms and conditions of this Agreement are set forth in this writing, and there are no representations or agreements that are not so contained herein and that neither party is relying upon any representation made by the other that is not contained herein in connection with the negotiations and the terms of this Agreement. The parties agree that this Agreement may only be modified by an agreement in writing signed by both parties.

15. WAIVER.

        A waiver by either party of any term or condition of this Agreement in any instance shall not be construed as a waiver of any other term or condition. All remedies rights and obligations contained in this Agreement shall be cumulative, and none of them shall be in limitation of any other remedy, right or obligations of either party.

        IN WITNESS WHEREOF, the parties hereto have set their hands and seals on the day and year first above written.



Usinternetworking, Inc.                              Officer:




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/s/ Christopher R. McCleary      /s/ Stephen E. McManus
--------------------------       ----------------------



By:      Christopher R. McCleary
         ------------------------------------

Title:   Chairman and Chief Executive Officer
         ------------------------------------

Attest:  /s/ William T. Price                        Date:  April 1, 1998
         ---------------------------                 --------------------


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Rider #1, effective as of March 19, 1999, to the Officer Agreement between
USINTERNETWORKING, INC., a Delaware Corporation ("USi") and Andrew A. Stern, ("OFFICER") executed on July 27th, 1998.

Section 5 (e) shall be amended to read in its entirety as follows:

                   Upon any termination under Paragraph (5) (c) or (d) above during the term of this Agreement, which occurs before the initial public offering of any of the capital stock of USi, OFFICER, (or his estate) shall thereupon surrender the Shares to USi upon payment from USi equal to the fair market value of the Shares, as reasonably determined by the Compensation Committee of USi's Board of Directors, as of the date of OFFICER's death, or the onset of disability. After the initial public offering of any of the capital stock of USi, USi shall not, upon any termination under Paragraph 5 (c) or (d) above, during the term of this Agreement, have the right or the requirement to repurchase the Shares, but shall be obligated to register them as soon as is practicable. To the extent that USi desires to obtain a policy of Insurance to cover the risk of OFFICER's death or disability, OFFICER will cooperate in obtaining such policy.


         IN WITNESS WHEREOF, the parties hereto have set their hands and seals on the day and year first written above.


         USINTERNETWORKING, INC.:                      OFFICER:



         ------------------------                      ---------------------

         By:

         Witness:

         ------------------------


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